Exhibit 99.1

NEWPARK RESOURCES REPORTS NET INCOME OF $0.21 PER DILUTED SHARE FOR THE SECOND QUARTER OF 2014

Fluids segment posts 14% sequential revenue growth and

segment margin improves to double-digits

THE WOODLANDS, TX – JULY 24, 2014 – Newpark Resources, Inc. (NYSE: NR) today announced results for its second quarter ended June 30, 2014. Total revenues for the second quarter of 2014 were $272.5 million compared to $242.8 million in the first quarter of 2014 and $259.4 million in the second quarter of 2013. Income from continuing operations for the second quarter of 2014 was $20.3 million, or $0.21 per diluted share, compared to $11.7 million, or $0.13 per diluted share, in the first quarter of 2014, and $11.9 million, or $0.13 per diluted share, in the second quarter of 2013. The second quarter 2014 results include $1.2 million of pre-tax gains, or $0.01 per diluted share, from the sale of real estate.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are very pleased with the solid performance from both our fluids and mats segments. In the fluids business, U.S. revenues grew 20% sequentially as the momentum we experienced at the end of the first quarter continued into the second quarter, reflecting broad-based gains across most regions, along with strong demand for wholesale barite and a deepwater well in the Gulf of Mexico. Internationally, our EMEA revenues increased sharply, including $7 million in contributions from new contract start-ups in the Black Sea and India. These revenue gains, along with our continued success in penetrating the market with new technologies, including our family of Evolution® drilling fluid systems, have helped drive our fluids segment margins back into the double-digits.

“Meanwhile, our mats business continued to perform at a high level. Strong rental demand and the continuing expansion of our rental fleet contributed to a 13% sequential increase in rental revenues and enabled us to maintain margins above 40%.

“We’ve also continued to execute on our share repurchase program, purchasing an additional $20 million of outstanding shares and bringing our total year-to-date purchases to 4.3 million shares at an average price of $11.70,” concluded Howes.

SEGMENT RESULTS

The Fluids Systems segment generated revenues of $241.4 million in the second quarter of 2014 compared to $211.4 million in the first quarter of 2014 and $234.0 million in the second quarter of 2013. Segment operating income was $27.6 million (11.4% operating margin) in the second quarter of 2014, which includes a $0.6 million gain on the sale of real estate, compared to $15.7 million (7.4% operating margin) in the first quarter of 2014 and $17.7 million (7.6% operating margin) in the second quarter of 2013.

The Mats and Integrated Services segment generated revenues of $31.1 million in the second quarter of 2014 compared to $31.4 million in the first quarter of 2014 and $25.4 million in the second quarter of 2013. Segment operating income was $13.7 million (43.9% operating margin) in the second quarter of 2014, which includes a $0.6 million gain on the sale of real estate, compared to $13.4 million (42.6% operating margin) in the first quarter of 2014 and $10.3 million (40.7% operating margin) in the second quarter of 2013.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss second quarter 2014 results, which will be broadcast live over the Internet, on Friday, July 25, 2014 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (719) 457-2627 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 8, 2014 and may be accessed by dialing (719) 457-0820 and using pass code 7386100#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2013, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to execute our business strategy and make successful business acquisitions and capital investments, operating hazards inherent in the oil and natural gas industry, our international operations, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our customer concentration and cyclical nature of our industry, our market competition, the cost and continued availability of borrowed funds, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share data)	2014	2014	2013	2014	2013

Revenues	$272,466	$242,824	$259,376	$515,290	$527,299

Cost of revenues	214,711	196,560	214,710	411,271	435,445

Selling, general and administrative expenses	27,981	25,523	23,248	53,504	45,699
Other operating income, net	(2,042)	(16)	(178)	(2,058)	(302)

Operating income	31,816	20,757	21,596	52,573	46,457

Foreign currency exchange (gain) loss	(1,805)	54	475	(1,751)	107
Interest expense, net	2,830	2,920	2,802	5,750	5,322

Income from continuing operations before income taxes	30,791	17,783	18,319	48,574	41,028
Provision for income taxes	10,462	6,041	6,460	16,503	14,302
Income from continuing operations	20,329	11,742	11,859	32,071	26,726
Income from discontinued operations, net of tax	-	1,152	3,805	1,152	6,313
Gain from disposal of discontinued operations, net of tax	-	22,117	-	22,117	-

Net income	$20,329	$35,011	$15,664	$55,340	$33,039

Income per common share -basic:
Income from continuing operations	$0.24	$0.14	$0.14	$0.38	$0.32
Income from discontinued operations	-	0.27	0.05	0.28	0.07
Net income	$0.24	$0.41	$0.19	$0.66	$0.39

Income per common share -diluted:
Income from continuing operations	$0.21	$0.13	$0.13	$0.34	$0.29
Income from discontinued operations	-	0.23	0.04	0.23	0.06
Net income	$0.21	$0.36	$0.17	$0.57	$0.35

Calculation of Diluted EPS:
Income from continuing operations	$20,329	$11,742	$11,859	$32,071	$26,726
Assumed conversion of Senior Notes	1,253	1,261	1,251	2,514	2,501
Adjusted income from continuing operations	$21,582	$13,003	$13,110	$34,585	$29,227

Weighted average number of common shares outstanding-basic	83,010	84,743	84,813	83,872	84,459
Add: Dilutive effect of stock options and restricted stock awards	1,743	1,674	1,810	1,705	1,727
Dilutive effect of Senior Notes	15,682	15,682	15,682	15,682	15,682

Diluted weighted average number of common shares outstanding	100,435	102,099	102,305	101,259	101,868

Diluted income from continuing operations per common share	$0.21	$0.13	$0.13	$0.34	$0.29

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2014	2014	2013

Revenues
Fluids systems	$241,386	$211,400	$233,964
Mats and integrated services	31,080	31,424	25,412
Total revenues	$272,466	$242,824	$259,376

Operating income (loss)
Fluids systems	$27,571	$15,740	$17,684
Mats and integrated services	13,653	13,373	10,341
Corporate office	(9,408)	(8,356)	(6,429)
Total operating income	$31,816	$20,757	$21,596

Segment operating margin
Fluids systems	11.4%	7.4%	7.6%
Mats and integrated services	43.9%	42.6%	40.7%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	June 30,	December 31,
(In thousands, except share data)	2014	2013

ASSETS
Cash and cash equivalents	$56,753	$65,840
Receivables, net	315,267	268,529
Inventories	199,129	189,680
Deferred tax asset	11,597	11,272
Prepaid expenses and other current assets	18,313	11,016
Assets of discontinued operations	-	13,103
Total current assets	601,059	559,440

Property, plant and equipment, net	257,244	217,010
Goodwill	94,218	94,064
Other intangible assets, net	21,254	25,900
Other assets	9,326	6,086
Assets of discontinued operations	-	65,917
Total assets	$983,101	$968,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$20,463	$12,867
Accounts payable	102,755	88,586
Accrued liabilities	51,836	46,341
Liabilities of discontinued operations	-	5,957
Total current liabilities	175,054	153,751

Long-term debt, less current portion	172,754	172,786
Deferred tax liability	25,523	27,060
Other noncurrent liabilities	11,001	11,026
Liabilities of discontinued operations	-	22,740
Total liabilities	384,332	387,363

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 98,883,253 and 98,030,839 shares issued, respectively	989	980
Paid-in capital	512,010	504,675
Accumulated other comprehensive loss	(7,904)	(9,484)
Retained earnings	215,678	160,338
Treasury stock, at cost; 14,781,353 and 10,832,845 shares, respectively	(122,004)	(75,455)
Total stockholders’ equity	598,769	581,054
Total liabilities and stockholders' equity	$983,101	$968,417

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Six Months Ended June 30,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$55,340	$33,039
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	20,301	21,836
Stock-based compensation expense	5,906	4,289
Provision for deferred income taxes	(13,788)	(278)
Net provision for doubtful accounts	438	220
Gain on sale of a business	(33,974)	-
Gain on sale of assets	(1,230)	(323)
Excess tax benefit from stock-based compensation	(903)	-
Change in assets and liabilities:
Increase in receivables	(38,919)	(18,442)
(Increase) decrease in inventories	(8,480)	4,055
Increase in other assets	(6,813)	(199)
Increase (decrease) in accounts payable	12,029	(1,237)
Increase in accrued liabilities and other	4,783	935
Net cash (used in) provided by operating activities	(5,310)	43,895

Cash flows from investing activities:
Capital expenditures	(56,727)	(37,417)
Proceeds from sale of property, plant and equipment	2,526	590
Proceeds from sale of a business	89,167	-
Net cash provided by (used in) investing activities	34,966	(36,827)

Cash flows from financing activities:
Borrowings on lines of credit	51,787	159,612
Payments on lines of credit	(45,170)	(158,679)
Other financing activities	(30)	(39)
Proceeds from employee stock plans	922	6,928
Purchase of treasury stock	(47,450)	(2,010)
Excess tax benefit from stock-based compensation	903	-
Net cash (used in) provided by financing activities	(39,038)	5,812

Effect of exchange rate changes on cash	295	(1,681)

Net (decrease) increase in cash and cash equivalents	(9,087)	11,199
Cash and cash equivalents at beginning of year	65,840	46,846

Cash and cash equivalents at end of period	$56,753	$58,045

###